Final Form

AWARD NOTICE
AND
PERFORMANCE RESTRICTED SHARE AGREEMENT
(Form [•])

HILTON WORLDWIDE HOLDINGS INC.
2013 OMNIBUS INCENTIVE PLAN

Participant has been granted Performance Shares with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Performance Restricted Share Agreement to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice shall have the meanings set forth in the Performance Restricted Share Agreement and the Plan.

1.	General.

Participant: Participant_Name

Date of Grant: Date_of_Grant

Performance Period: January 1, 20__ to December 31, 20__

Target Number of Performance Shares: Target_Number_of_Shares Performance Shares

Maximum Number of Performance Shares: Max_Number_of_Shares Performance Shares [Note: to be 200% of target]

2.	Performance Conditions.

Performance Conditions: The extent to which the Performance Conditions are satisfied and the number of Performance Shares which become vested shall be calculated with respect to each Performance Component identified below. All determinations with respect to Total Shareholder Return Position and EBITDA CAGR shall be made by the Committee in its sole discretion and the applicable performance targets shall not be achieved and the Performance Shares shall not vest until the Committee certifies that such performance targets have been met.

•
Total Shareholder Return Position. The total number of Performance Shares which become vested based on the Total Shareholder Return of the Company relative to the Total Shareholder Returns of each Peer Group Member shall be equal to (x) the target number of Performance Shares multiplied by (y) a relative weighting component equal to 50%, multiplied by (z) the Achievement Percentage determined based on the applicable Relative Total Shareholder Return Position for the Performance Period as follows, and rounded down to the nearest whole Share:

Level of Achievement	Relative Total Shareholder Return Position	Percentage of Award Earned
Below Threshold	[ ]	0%
Threshold	[ ]	50%
Target	[ ]	100%
Above Target	[ ]	150%
Maximum	[ ]	200%

The Committee shall determine (A) the Total Shareholder Return for the Company for the Performance Period, (B) the Total Shareholder Return for each Peer Group Member for the Performance Period, and (C) the Percentile Rank for the Company. The Committee will use a formula for determining the Company’s percentile rank such as the Microsoft Excel function PERCENTRANK. The Company’s rank as a percentile will be calculated excluding the Company from the peer group.

Notwithstanding anything to the contrary herein, if the Total Shareholder Return for the Company is negative over the Performance Period, then the Achievement Percentage in respect of any the Total Shareholder Return Position shall not exceed 100%.

•
EBITDA Compound Annual Growth Rate. The total number of Performance Shares which become vested based on the achievement of EBITDA CAGR performance levels shall be equal to (x) the target number of Performance Shares multiplied by (y) a relative weighting component equal to 50%, multiplied by (z) the Achievement Percentage determined as follows, and rounded down to the nearest whole Share:

Level of Achievement	EBITDA CAGR	Percentage of Award Earned
Below Threshold	[ ]	0%
Threshold	[ ]	50%
Target	[ ]	100%
Maximum	[ ]	200%

3.	Definitions.

For the purposes of this Award Notice:
(a)“Achievement Percentage” means the “Percentage of Award Earned” specified with respect to the below threshold, threshold, target, above target and maximum levels for each Performance Component, or a percentage determined using linear interpolation if actual performance falls between threshold and target, or between target and maximum levels (and rounded to the nearest whole percentage point and, if equally between two percentage points, rounded up). In the event that actual performance does not meet the threshold level for any Performance Component, the “Achievement Percentage” with respect to such Performance Component shall be zero.

(b)“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization, as reported in the Company’s Form 10-Ks and Form 10-Qs as filed with the Securities and Exchange Commission at the time of grant.

(c)“EBITDA CAGR” means compound annual growth rate at which Adjusted EBITDA for the final four fully completed fiscal quarters of the Performance Period (“LTM

EBITDA”) would have grown relative to the Adjusted EBITDA for the 20__ fiscal year (“20__ EBITDA”) assuming a steady growth rate, as is calculated at the end of the Performance Period using the following formula:

((LTM EBITDA/20__ EBITDA)Time Period ) - 1,

where “Time Period” means a fraction, with a numerator of 4 and a denominator equal to the number of full fiscal quarters completed during the Performance Period.

(d) “Peer Group Members” means the companies identified by the Committee at the time this Award Notice was approved.

(e)“Performance Components” means the performance criteria applicable to an Award, as set forth on the Award Notice.

(f)“Total Shareholder Return” of either the Company or a Peer Group Member means: (A) (i) the average closing price for a share of common stock of the Company or such Peer Group Member (as applicable) over the 30 calendar day period ending on (and including) the last date of the Performance Period (plus the value of any dividends declared on any share of such common stock in respect of a record date occurring during the Performance Period, as adjusted assuming such dividends were reinvested in shares of common stock of the issuer of the dividend on such record date) minus (ii) the average closing price for such share of common stock over the 30 calendar day period ending immediately before (and excluding) the first date of the Performance Period (the “Base Price”) prior to a relevant measurement date the average closing price will be determined based on such shorter number of days, divided by (B) the Base Price (in each case, with such adjustments as are necessary, in the judgment of the Committee to equitably calculate Total Shareholder Return in light of any stock splits, reverse stock splits, stock dividends, and other extraordinary transactions or other changes in the capital structure of the Company or the Peer Group Member, as applicable). All closing prices shall be the principal stock exchange or quotation system closing prices on the date in question. In the event that the applicable common stock has not been trading for a full 30 day period prior to applicable measurement date, the average closing price shall be determined based on such shorter number of days that such common stock has been trading as of such measurement date. In the event any Peer Group Member (a) merges with or is acquired by another Peer Group Member, (b) is acquired by a company who is not a Peer Group Member, or (c) is in reorganization under Chapter 11 of the Bankruptcy Code on the last date of the Performance Period, such Peer Group Member shall be deemed to have a Total Shareholder Return of -100%.

PERFORMANCE RESTRICTED SHARE AGREEMENT
(Form [•])

HILTON WORLDWIDE HOLDINGS INC.
2013 OMNIBUS INCENTIVE PLAN

This Performance Restricted Share Agreement, effective as of the Date of Grant (as defined below), is between Hilton Worldwide Holdings Inc., a Delaware corporation (the “Company”), and the Participant (as defined below).

WHEREAS, the Company has adopted the Hilton Worldwide Holdings Inc. 2013 Omnibus Incentive Plan (the “Plan”) in order to provide additional incentives to selected officers and employees of the Company and its Subsidiaries; and

WHEREAS, the Committee (as defined in the Plan) responsible for administration of the Plan has determined to grant performance-vesting restricted shares to the Participant as provided herein and the Company and the Participant hereby wish to memorialize the terms and conditions applicable to the Performance Shares (as defined below);

NOW, THEREFORE, the parties hereto agree as follows:

2.	Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The following terms shall have the following meanings for purposes of this Agreement:

(a)“Agreement” shall mean this Performance Restricted Share Agreement including (unless the context otherwise requires) the Award Notice and the appendix for non-U.S. Participants attached hereto as Appendix B.

(b) “Award Notice” shall mean the notice to the Participant.

(c)“Date of Grant” shall mean the “Date of Grant” listed in the Award Notice.

(d)“Participant” shall mean the “Participant” listed in the Award Notice.

(e)“Performance Conditions” shall mean the performance conditions set forth in Award Notice.

(f)“Performance Period” shall mean the “Performance Period” listed in the Award Notice.

(g)“Performance Shares” shall mean that number of restricted Shares listed in the Award Notice as “Maximum Number of Performance Shares”.

(h)“Restrictive Covenant Violation” shall mean the Participant’s breach of the Restrictive Covenants listed on Appendix A or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by the Participant.

(i)“Retirement” shall mean the Participant’s termination of employment with the Company and its Subsidiaries, other than for Cause or while grounds for Cause exist, due to the Participant’s death or due to or during the Participant’s Disability, following the date on which (i) the Participant attained the age of 55 years old, and (ii) the number of completed years of the Participant’s employment with the Company and/or its Subsidiaries is at least 10.

(j)“Shares” shall mean shares of the Company’s Common Stock, par value $0.01 per share.

3.	Grant of Performance Shares. The Company hereby issues and grants the Performance Shares to the Participant, subject to and in accordance with the terms, conditions and restrictions set forth in the Plan and this Agreement.

4.	Vesting.

(a)As promptly as practicable (and, in no event less than 2.5 months) following the last day of the Performance Period, the Committee shall determine whether the Performance Conditions have been satisfied (the date of such determination, the “Determination Date”), and any Performance Shares with respect to which the Performance Conditions have been satisfied shall become vested as of the last day of the Performance Period. Any Performance Share which does not become vested as of the last day of the Performance Period shall be forfeited to the Company without consideration or any further action by the Participant or the Company.

(b)In the event of an equity restructuring, the Committee shall adjust any Performance Condition to the extent it is affected by such restructuring in order to preserve (without enlarging) the likelihood that such Performance Condition shall be satisfied. The manner of such adjustment shall be determined by the Committee in its sole discretion. For this purpose, “equity restructuring” shall mean an “equity restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10 (formerly Statement of Financial Accounting Standards 123R).

5.	Termination of Employment.

(a)Subject to Section 5(b) below, in the event that the Participant’s employment with the Company and its Subsidiaries is terminated for any reason, any Performance Shares that are not vested as of the effective date of termination (the “Termination Date”) shall be forfeited to the Company and all of the Participant’s rights hereunder with respect to such unvested Performance Shares shall cease as of the Termination Date (unless otherwise provided for by the Committee in accordance with the Plan).

(b)(i) If the Participant’s employment with the Company and its Subsidiaries shall be terminated during the Performance Period by the Company or any Subsidiary due to or during Participant’s Disability or due to the Participant’s death, a pro-rated number of the target number of Performance Shares granted hereunder shall become vested and nonforfeitable (irrespective of performance) based on the number of days in the Performance Period prior to the Termination Date relative to the number of the days in the full Performance Period.

(ii)    In the event the Participant’s employment with the Company and its Subsidiaries is terminated as a result of Participant’s Retirement after the date that is 6 months after the Date of Grant, a pro-rated number of the Performance Shares granted hereunder shall remain outstanding and eligible to vest based on (and to the extent) the Committee’s determines that the Performance Conditions have been satisfied on the Determination Date, so long as no Restrictive Covenant Violation occurs, as determined by the Committee, or its designee, in its sole discretion, prior to the applicable vesting date, with such pro-rated number of Performance Shares which remain outstanding calculated based on the number of days in the Performance Period prior to the Termination Date relative to the number of the days in the full Performance Period. As a pre-condition to a Participant’s right to continued vesting following Retirement, the Committee, or its designee, may require the Participant to certify in writing prior to each applicable vesting date that no Restrictive Covenant Violation has occurred.

(iii) If the Participant’s employment with the Company and its Subsidiaries shall be terminated for any reason after the Performance Period and before the Determination Date (other than a termination by the Company for Cause or by the Participant while grounds for Cause exist), then all Performance Shares shall remain outstanding and eligible to vest based on (and to the extent) the Committee’s determines that the Performance Conditions have been satisfied on the Determination Date.
(c)The Participant’s rights with respect to the Performance Shares shall not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Company or any of its Subsidiaries. Whether (and the circumstances under which) employment has been terminated and the determination of the Termination Date for the purposes of this Agreement shall be determined by the Committee (or, with respect to any Participant who is not a director or “officer” as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, its designee, whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Performance Shares).

6.	Effect of a Change in Control. In the event of a Change in Control during the Participant’s employment or while any Performance Shares remain outstanding and eligible to vest, and prior to the completion of the Performance Period, a portion of the Performance Shares granted hereunder shall become vested, with the actual number of Performance Shares determined based on actual performance through the most recently completed fiscal quarter, measured against performance levels using only the number of fiscal quarters completed prior to the date of such Change in Control, or, for any Performance Condition based on the price of a share of Common Stock, determined based on actual performance through the date of such Change in Control. To the extent the Committee cannot determine whether a performance level has been achieved, the Committee shall vest the Performance Shares at target levels.

7.	Dividends; Rights as a Stockholder. The Participant shall be the record owner of the Performance Shares until or unless such Performance Shares are forfeited pursuant to the terms of this Agreement, and as a record owner shall be entitled to all rights of a common stockholder of the Company, including without limitation, voting rights with respect to the Performance Shares and accrual (without interest) of dividends with respect to unvested Performance

Shares upon the payment by the Company of dividends on Shares; provided, that (i) dividends, if any, accrued in respect of such Shares during the Performance Period shall not be paid to the Participant unless and until the Performance Shares in respect of which such dividends accrued become vested Shares as a result of satisfaction of the applicable Performance Condition(s), and (ii) the Performance Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 8. Accrued dividends shall be delivered in cash (unless the Committee elects, in its sole discretion, in Shares having a Fair Market Value as of the settlement date equal to the amount of such dividends, calculated using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of such accrued dividends, rounded down to the nearest whole Share). If the Participant forfeits any Performance Shares under this Agreement, the Participant shall not be entitled to receive any accrued dividends previously declared with respect to such Performance Shares.

8.	Restrictions on Transfer. Prior to the vesting of any Performance Share, the Participant may not Assign, alienate, pledge, attach, sell or otherwise transfer or encumber a Performance Share or the Participant’s right under the Performance Shares, except other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary (if permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. “Assign” or “Assignment” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

9.	Repayment of Proceeds; Clawback Policy. If a Restrictive Covenant
Violation occurs or the Company discovers after a termination of employment that grounds existed for Cause at the time thereof, then Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request to Participant therefor, an amount equal to the excess, if any, of the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, the Performance Shares. Any reference in this Agreement to grounds existing for a termination of employment with Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause. The Performance Shares and all proceeds of the Performance Shares shall be subject to the Company’s Clawback Policy, in accordance with its terms as in effect from time to time (including any lapse date or expiration date set forth therein), to the extent Participant is a director or “officer” as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended.

10.	No Right to Continued Employment. Neither the Plan nor this
Agreement nor the Participant’s receipt of the Performance Shares hereunder shall impose any obligation on the Company or any Affiliate to continue the employment or engagement of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or engagement of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

11.	Adjustments Upon Change in Capitalization. The terms of this

Agreement, including the Performance Shares, shall be subject to adjustment in accordance with Section 12 of the Plan. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Company’s Common Stock (whether in the form of cash or other property).

12.	Tax Withholding.

(a)Upon the vesting of any Performance Shares or at any such other time as required under applicable law, a number of Shares having a fair market value equal to the minimum applicable withholding taxes, liabilities, and obligations (“Withholding Taxes”) required to be withheld in respect of the Shares (or such greater amount as may be permitted to be withheld without triggering adverse accounting treatment applying generally accepted accounting principles) shall be automatically delivered to the Company in satisfaction of such Withholding Taxes (including any applicable Withholding Taxes due prior to the vesting date), except to the extent the Participant shall have a written agreement with the Company or any of its Affiliates under which the Company or an Affiliate of the Company is responsible for payment of taxes with respect to the Performance Shares. To the extent any Withholding Taxes may become due prior to the vesting of any Performance Shares, the Committee may accelerate the vesting and delivery to the Company of a number of Performance Shares equal in value to the Withholding Taxes, and any such accelerated Performance Shares shall reduce the number of Performance Shares which become vested under this Agreement on the last day of the Performance Period (but not, for the avoidance of doubt, the target number of Performance Shares with respect to which the number of Performance Shares which become vested is determined). The number of Shares to be used for payment shall be calculated using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares to the Company, and shall be rounded up to the nearest whole Share.

13.	Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Performance Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14.	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.	Governing Law; Venue; Language. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold Performance Shares pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant, the Company, and any transferees who hold Performance Shares pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern.

16.	Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

17.	Data Privacy Consent. The Participant hereby explicitly and
unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Performance Share grant materials by and among, as applicable, the Participant’s employer or contracting party (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”), for the purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service with the Employer will not be affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Performance Shares or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

18.Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

19.Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Performance Shares contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of Performance Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted in the past; (c) all determinations with respect to future grants of Performance Shares, if any, including the grant date, the number of Shares granted and the applicable vesting terms, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the Performance Shares is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of Performance Shares and the income and value of same, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis, and, for the avoidance of doubt, the Performance Shares shall not constitute an “acquired right” under the applicable law of any jurisdiction; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to Performance Share proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

20.	Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any Performance Shares granted thereunder, including by sending Award Notices on behalf of the Company to Participants, and by facilitating through electronic means acceptance of Performance Share Agreements by Participants.

21.	Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of the Shares contemplated hereunder.

22.	Book Entry, Certificates; Legend.

(c)Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates. Any certificates evidencing the Performance Shares may be issued by the Company and any such certificates shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (i) the vesting of Performance Shares pursuant to this Agreement, and (ii) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable of the Performance Shares. As soon as practicable following such time, any certificates for Shares (if any) shall be delivered to the Participant or to the Participant’s legal guardian or representative, along with the stock powers relating thereto. No certificates shall be issued for fractional Shares. To the extent required by the Company, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Performance Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates (if any) to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(d)To the extent applicable, all book entries (or certificates, if any) representing the Performance Shares shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in this Agreement.
23.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

24.Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By accepting the Performance Shares (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. The Participant's rights to the Performance Shares granted herein will lapse ninety (90) days from the Date of Grant, and the Performance Shares will be forfeited to the Company on such date if the Participant shall not have accepted this Agreement by such date. For the avoidance of doubt, the Participant's failure to accept this Agreement shall not affect the Participant’s continuing obligations under any other agreement between the Company and the Participant.

25.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

26.Appendices For Non-U.S. Participants. Notwithstanding any provisions in this Agreement, Participants residing and/or working outside the United States shall be subject to the Terms and Conditions for Non-U.S. Participants attached hereto as Appendix B and to any Country-Specific Terms and Conditions for the Participant's country attached hereto as Appendix C. If the Participant relocates from the United States to another country, the Terms and Conditions for Non-U.S. Participants and the applicable Country-Specific Terms and Conditions will apply to the

Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included in the Country-Specific Terms and Conditions, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of this Agreement.
27.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the Performance Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

[Signatures follow]

HILTON WORLDWIDE HOLDINGS INC.

By:
Christopher J. Nassetta
President and Chief Executive Officer

By:
Matthew Schuyler
Executive Vice President and Chief Human Resources Officer

Acknowledged and Agreed
as of the date first written above:

Participant ES
______________________________
Participant Signature

APPENDIX A
Restrictive Covenants

1.	Non-Competition; Non-Solicitation.

(a)Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)During Participant’s employment with the Company or its Affiliates (the “Employment Term”) and for a period that ends on the later of (A) one year following the date Participant ceases to be employed by the Company or any Affiliate or (B) the last date any portion of the Award granted under this Agreement is eligible to vest if Participant ceases to be employed by the Company or any Affiliate as a result of the Participant’s Retirement (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company or any Affiliate during the one-year period preceding Participant’s termination of employment.

(ii)During the Restricted Period, Participant will not directly or indirectly:

(A)engage in the Business providing services in the nature of the services Participant provided to the Company at any time in the one year prior to the termination of Participant's employment, for a Competitor;

(B)enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate in any manner to the Business;

(C)acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii)Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which

Appendix A - 2

controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv)During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)solicit or encourage any executive-level employee of the Restricted Group, with whom Participant has had material business contact during the Employment Term or, if no longer an employee, in the one year prior to the termination of Participant’s employment with the Company or any of its Subsidiaries to leave the employment of the Restricted Group to become affiliated in any respect with a Competitor or otherwise be engaged in the Business; or

(B)hire any such executive-level employee to become affiliated in any respect with a Competitor or otherwise be engaged in the Business and with whom Participant had material business contact in the one year prior to the termination of Participant’s employment with the Company, who (x) was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or any Affiliate or (y) left the employment of the Restricted Group within one year after, the termination of Participant’s employment with the Company or any Affiliate.

(v)For purposes of this Agreement:

(A)“Restricted Group” shall mean, collectively, the Company and its Subsidiaries and, to the extent engaged in the Business, their respective Affiliates, provided, however, that for the purposes of this definition, an “Affiliate” shall not include any portfolio company of The Blackstone Group L.P. or its Affiliates (other than the Company and its Subsidiaries).

(B)“Business” shall mean the business of owning, operating, managing and/or franchising hotel and lodging properties and timeshares.

(C)“Competitor” shall mean (x) during the Employment Term and, for a period of six months following the date Participant ceases to be employed by the Company, any person engaged in the Business and (y) thereafter, any major global hotel brand engaged in the Business, including Intercontinental Hotels Group, Marriott International Wyndham Worldwide, Choice Hotels International, Accor Company, Starwood Hotels & Resorts, Best Western Company, Carlson Hospitality Company, Hyatt, G6 Hospitality and LQ Management LLC.

(b)It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the

Appendix A - 3

provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restric-tion contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Notwithstanding the foregoing, if Participant’s principal place of employment on the date hereof is located in Virginia, then then this Section 1(b) of this Appendix A shall not apply following Participant’s termination of employment to the extent any such provision is prohibited by applicable Virginia law.

(c)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d)Notwithstanding the foregoing, if Participant’s principal place of employment on the date hereof is located in California or any other jurisdiction where any provision of this Section 1 is prohibited by applicable law, then the provisions of this Section 1 shall not apply following Participant’s termination of employment to the extent any such provision is prohibited by applicable law.

2.	Confidentiality; Non-Disparagement; Intellectual Property.

(a)Confidentiality.

(i)Participant will not at any time (whether during or after Participant’s employment with the Company) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or any Affiliate (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without

Appendix A - 4

breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that, unless otherwise provided under applicable law, with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Agreement, the term “family” refers to, Participant’s spouse, minor children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv)Upon termination of Participant’s employment with the Company or any Affiliate for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b)Non-Disparagement. During Participant’s Employment Term and at all times thereafter (including following the termination of Participant’s Employment Term for any reason), Participant will not to intentionally make any statement that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its Affiliates, or any of their respective officers, directors, stockholders, employees or other service providers, or any product or service offered by the Company or any of its Affiliates; provided, however, that nothing contained in this Section 2(b) shall preclude Participant from providing truthful testimony in any legal proceeding, or making any truthful statement (i) to any governmental agency; (ii) as required or permitted by applicable law or regulation; (iii) as required by court order or other legal process; or (iv) after the Restricted Period, for any legitimate business reason.

(c)Intellectual Property.

(i)If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials,

Appendix A - 5

documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company or any Affiliate, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv)Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

Appendix A - 6

The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

APPENDIX B

HILTON WORLDWIDE HOLDINGS INC.
2013 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Performance Share Agreement.

1.Responsibility for Taxes. This provision supplements Section 12 of the Performance Share Agreement:

(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including, but not limited to, the grant or vesting of the Performance Shares, the subsequent sale of any Shares which become vested pursuant to this agreement, the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or

(ii)withholding from proceeds of the sale of Shares which become vested pursuant to this Agreement, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

Appendix B - 2

(iii)withholding in Shares which become vested pursuant to this Agreement;
provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (ii) above.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Performance Shares, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)The Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue the Shares or deliver the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

(e) Notwithstanding anything to the contrary in the Plan or in Section 12 of the Performance Share Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company shall have the discretion to calculate the Shares to be withheld to cover any Withholding Taxes by using either the price used to calculate the taxable income under applicable law or by using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares.

2.Nature of Grant. This provision supplements Section 20 of the Performance Share Agreement:

In accepting the grant of the Performance Shares, the Participant acknowledges, understands and agrees that:
(a)the Performance Share grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Affiliate;

(b)the Performance Shares and the Shares subject to the Performance Shares are not intended to replace any pension rights or compensation;

Appendix B - 3

(c)unless otherwise agreed with the Company, the Performance Shares and the Shares that become vested pursuant to this agreement, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate;

(d)for purposes of the Performance Shares, the Termination Date shall be the date the Participant is no longer actively providing services to the Company or its Affiliates (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Performance Shares under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Performance Share grant (including whether the Participant may still be considered to be providing services while on a leave of absence);

(e)unless otherwise provided in the Plan or by the Company in its discretion, the Performance Shares and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Shares or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Common Stock; and

(f)neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Performance Shares or of any amounts due to the Participant pursuant to the vesting of the Performance Shares or the subsequent sale of any Shares.

3.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Performance Shares) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

4.Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country.

Appendix B - 4

The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country.  The Participant also may be required to repatriate sale proceeds or other cash received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt.  The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.

5.Termination of Employment. This provision supplements Section 5(b)(ii) of the Performance Restricted Share Agreement:

Notwithstanding anything in this Section 5(b)(ii), if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment that applies to the Performance Shares when the Participant terminates employment as a result of the Participant’s Retirement being deemed unlawful and/or discriminatory, the provisions of this Section 5(b)(ii) regarding the treatment of the Performance Shares when the Participant terminates employment as a result of the Participant’s Retirement shall not be applicable to the Participant and the remaining provisions of this Section 5 shall govern.

Appendix C - 1

APPENDIX C

HILTON WORLDWIDE HOLDINGS INC.
2013 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Performance Share Agreement and the Terms and Conditions for Non-U.S. Participants.

Terms and Conditions

This Appendix C includes additional terms and conditions that govern the Performance Shares if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Performance Shares, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.

Notifications

This Appendix C also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix C as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Performance Shares vest or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Performance Shares, the information contained herein may not be applicable to the Participant in the same manner.

Appendix C - 2

SINGAPORE

Notifications

Securities Law Information. The grant of Performance Shares is being made to the Participant in reliance on the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Performance Shares are subject to section 257 of the SFA and the Participant should not make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Performance Shares, unless such sale or offer in Singapore is made: (1) after 6 months of the grant of the Performance Shares to the Participant; or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Obligation. The Chief Executive Officer (“CEO”), directors, associate directors or shadow directors of a Singapore Affiliate are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., Performance Shares granted under the Plan or Shares) in the Company or any Affiliate, (ii) any change in previously-disclosed interests (e.g., sale of Shares), of (iii) becoming the CEO, a director, associate director or shadow director of an Affiliate in Singapore, if the individual holds such an interest at that time.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. Participation in the Plan is being offered only to Eligible Persons and is in the nature of providing equity incentives to Eligible Persons. Any documents related to participation in the Plan, including the Plan, the Agreement and any other grant documents (“Performance Share Documents”), are intended for distribution only to such Eligible Persons and must not be delivered to, or relied on by, any other person. The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any Performance Share Documents and have not approved the Performance Share Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content.

The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Participant is aware that he or she should, as a prospective stockholder, conduct his or her own due diligence on the securities. The Participant acknowledges that if he or she does not understand the contents of the Performance Share Documents, the Participant should consult an authorized financial advisor.

Appendix C - 3

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. This provision supplements Section 1 of the Terms and Conditions for Non-U.S. Participants:

If payment or withholding of the income tax due is not made within ninety (90) days of the end of the UK tax year in which the event giving rise to the liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by the Participant to the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 1 of the Terms and Conditions for Non-U.S. Participants.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), he or she will not be eligible for such a loan to cover the income tax due as described above. In the event that the Participant is such a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime. The Participant is responsible for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contribution due on this additional benefit and acknowledges that the Company or the Employer may recover such amount from him or her by any of the means referred to in Section 1 of the Terms and Conditions for Non-U.S. Participants.